EXHIBIT 5

May 12, 2016

Board of Directors

MW Bancorp, Inc.

2110 Beechmont Avenue

Cincinnati, Ohio 45230

Members of the Board of Directors:

We have acted as counsel to MW Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Form S-8”), filed with the Securities and Exchange Commission on the date hereof in order to register 122,662 shares of common stock, par value $0.01 per share (the “Shares”), under the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for issuance pursuant to awards to be granted under the MW Bancorp, Inc. 2016 Equity Incentive Plan (the “Plan”).

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies of: (a) the Form S-8; (b) the Plan; (c) the Company’s Articles of Incorporation, as currently in effect (the “Articles”); (d) the Company’s Bylaws, as currently in effect (the “Bylaws”); and (e) certain corporate records of the Company, including resolutions adopted by the directors of the Company and by the stockholders of the Company. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion.

In our examination of the aforesaid records, documents and certificates, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all such records, documents and certificates, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Title 2 of the Corporations and Associations Article of the Maryland Code and the Company’s Articles and Bylaws.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the Shares to be registered under the Act for issuance under the Plan, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration, if any, prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, pursuant to which such additional 122,662 Shares will be issued under the Plan, will be validly issued, fully paid and nonassessable, assuming compliance with applicable securities laws.

The opinions expressed herein are limited to the Corporations and Associations Article of the Maryland Code having effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction.

This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the additional 122,662 Shares covered by the Form S-8 pursuant to the Plan and the filing of the Form S-8 and any further amendments thereto. This opinion may not be relied upon by any other person or for any other purpose.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Form S-8 and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Except in connection with the Form S-8 as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Sincerely,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP